EXHIBIT 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Jim Green

President & CEO

(978) 326-4000

Paul M. Roberts

Director of Communications

(978) 326-4213

proberts@analogic.com

ANALOGIC CORPORATION ANNOUNCES EDWARD VOBORIL APPOINTED

CHAIRMAN OF THE BOARD, SUCCEEDING FOUNDER BERNARD GORDON

Dr. Gerald Wilson Appointed Vice Chairman of the Board

PEABODY, MA (January 29, 2008) – Analogic Corporation (NASDAQ: ALOG) announced today that Edward F. Voboril has succeeded Founder Bernard M. Gordon as Chairman of the Board of Directors. Gordon, who chaired his final Annual Meeting of Stockholders on January 28, 2008, was Chairman from 1969-2004 and 2006-2007. Dr. Gerald L. Wilson, a Board member since 1980, has succeeded John A. Tarello as Vice Chairman of the Board. The elections were announced in the Company’s annual Proxy Statement, filed December 17, 2007, and were confirmed at yesterday’s board meeting.

Edward F. Voboril, 65, has been an Analogic Director since 1990, and serves on the Audit, and the Nominating and Corporate Governance Committees. Mr. Voboril is currently Chairman of the Board of Directors of Greatbatch, Inc., a developer, designer, and manufacturer of critical components for implantable medical devices. He previously also served as President and CEO of Greatbatch.

During his extensive career, Mr. Voboril served as Vice President and General Manager of the Biomedical Division of PPG Industries and held executive positions in the medical businesses of General Electric, Syntex, and Litton Industries, and from 1995-1998 was President of the Health Care Industries Association (HCIA). He received a B.A. in engineering from Northwestern University and an M.B.A. from Harvard University. Mr. Voboril currently serves on the manufacturing council of the United States Department of Commerce.

Dr. Gerald L. Wilson, 68, who succeeded John A. Tarello as Vice Chairman of the board, serves on the Audit and Compensation Committees and is chairman of the newly established Technology Committee. He has served on the faculty of the Massachusetts Institute of Technology (MIT) since 1965 where he is currently the Vannevar Bush Professor of Engineering and a member of the faculty in the Departments of Electrical Engineering and Mechanical Engineering. He was the Dean of the School of Engineering at MIT from 1981 to 1991. Dr. Wilson is a trustee of NSTAR, a

Massachusetts-based utility company, and a director of Evergreen Solar, Inc. He has served as Chairman of the Science Advisory Board of General Motors Corporation and as Chairman of the Science Advisory Board of Pratt and Whitney, a division of United Technologies Corporation. Wilson received his B.S. and M.S. in Electrical Engineering and his Doctoral degree in Mechanical Engineering from MIT.

Jim Green commented, “These two exceptional men have shown unwavering commitment to Analogic over a combined 45 years of service. Their recognized leadership in the industry and their wealth of experience will continue to benefit Analogic as we explore new technologies and look for opportunities to grow our business.”

An engineer, inventor, and philanthropist, Bernard M. Gordon, 80, is recognized as the “father of high-speed analog-to-digital conversion.” With hundreds of patents to his name, he is internationally known for the numerous inventions he and his engineering teams have conceived. Several of his most notable inventions include the first high-speed analog-to-digital converter; digital Doppler radar; the fetal monitor; and instant imaging Computed Tomography (CT). He was awarded the National Medal of Technology by President Reagan in 1986 for his pioneering developments, and has received many other significant honors.

Gordon founded Analogic Corporation in 1967 and at various times served the Company as Chairman of the Board of Directors, President, Executive Chairman, and Chief Executive Officer, and was voted Chairman Emeritus by the Board of Directors. Most recently, in November 2006, Mr. Gordon returned to Analogic as Executive Chairman on an interim basis to help the Company through a transition in leadership. He stepped down as Executive Chairman in May 2007, when Jim Green took office as President and CEO.

Mr. Gordon is the Chairman of the Board of Trustees of the Lahey Clinic, and Executive Chairman and the Chairman of the Board of Directors of NeuroLogica Corporation, a developer and manufacturer of imaging equipment for neurological scanning applications.

John A. Tarello, 76, who has stepped down as Vice Chairman of the Board, worked for Analogic for nearly 30 years, serving as Controller, Senior Vice President, and Treasurer before retiring in November 1999. He was also Chairman of the Board of Directors from April 2004 until November 2006 and Vice Chairman of the Board on an interim basis since November 2006. He also served on the Board of Directors of Spire Corporation from September 1971 until June 2004.

Jim Green commented, “It has been a great privilege to work with and learn from Bernie Gordon during my transition to Analogic as President and CEO. On behalf of Analogic’s shareholders, employees, and Board of Directors, I thank Bernie and John for their years of dedication and service to the Company. Their efforts have been instrumental to Analogic’s success and helped it earn a reputation as one of the world’s great engineering and manufacturing companies. As a small token of our respect and gratitude to the Company’s founder and long-time Chairman, we have established the new, state-of-the-art Gordon Conference Center in our corporate headquarters in his honor.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Advanced Signal Processing. For more information, visit www.analogic.com.

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